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                                                                    EXHIBIT 10.1

September 4, 1998


Douglas Reed, M.D.
3021 E. Thackeray Place
Salt Lake City, UT  84108

Dear Dr. Reed:

It is my pleasure to extend to you an offer of employment with GelTex Pharmaceuticals, Inc. We would like you to join us in October 1998, as Vice President, Business Development. Your bi-weekly rate of pay will be $7,403.85, which is the equivalent of an annual rate of $192,500, based on a 40-hour workweek. After you have been employed for one year, and annually thereafter, you will be eligible for a performance and salary review on or near your anniversary date. GelTex will pay you a $10,000 sign on bonus upon commencement.

GelTex will provide you with a loan in the principal amount of $100,000. This loan will be interest free assuming the equity you have in your current home is greater than $100,000. The amount of the loan will be forgiven on the fourth anniversary of the commencement of your employment with GelTex, provided that you continue to be a full-time employee of GelTex on such date. Should your employment with GelTex terminate prior to the fourth anniversary of the commencement of your employment, the principal and interest will immediately become due and payable.

You will be eligible for a bonus opportunity equal to 25% or more of your base salary on an annual basis subject to the approval of the Board of Directors of GelTex. In the event that GelTex terminates your employment without cause, you will be eligible to receive six months of severance pay, which will be equal to six months of your base salary.

In addition, we will grant you an option to purchase 50,000 shares of GelTex common stock at the closing price on the day your employment begins. The option grant will be an Incentive Stock Option to the maximum extent permitted by law. This option vests over a four-year period at the rate of 1/48 per month of service from the date of the option grant. GelTex believes that ownership of common stock is the best way to significantly motivate and reward long term contributions to the company.


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Dr. Reed
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GelTex will pay the usual and customary closing costs of your existing home in
Salt Lake City, UT and on a new home in the Boston area. These costs will be grossed up to cover the federal and state income tax obligations at statutory rates. GelTex will also pay the costs associated with moving your household goods to this area and up to six months temporary living expenses.


In addition, you will be eligible for the company benefits described below:

     - Three weeks paid vacation per year, increasing to four weeks after five years of employment.

     - Eleven paid holidays, including a floating holiday that may be taken at your discretion.

     -  Company paid term life insurance equal to two times your annual salary.

     - Long-term disability insurance which provides up to 60% of your monthly salary.

     - Group health insurance through The Guardian. The company pays 75% of the premium for family or individual coverage.

     - Group dental insurance through the Delta Dental Plan. The company pays 75% of the premium for family or individual coverage.

     - Participation in the GelTex Pharmaceuticals 401(k) Plan. Each employee may contribute up to 15% of gross pay (subject to an IRS maximum) which will then be excluded from the employee's taxable income.

     - Participation in the GelTex Pharmaceuticals Employee Stock Purchase Plan. The purpose of the plan is to provide employees an opportunity to purchase shares of common stock of the company.

     - Tuition assistance of up to $3,000 per year for relevant academic courses.

     - Participation in the GelTex Pharmaceuticals Flexible Benefits Plan which allows you to fund for eligible dependent care expenses on a pre-tax basis.

While the foregoing represents the current benefits, they are continuously being reviewed and are subject to modification. Also, the above is a summary of the


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Dr. Reed
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benefits. Complete descriptions are contained in the appropriate plan documents or other company documents, and will be discussed in detail with you during your first few days of employment. This letter constitutes the entire understanding of the terms of your employment and supersedes any prior written or oral statements. In addition, nothing herein shall be construed as, or interpreted to constitute, the terms of a contract of employment for either a definite or indefinite time.

Your employment with GelTex Pharmaceuticals will be conditional upon documents establishing that you are authorized to work for GelTex Pharmaceuticals pursuant to the Immigration Reform and Control Act of 1986. These documents must be provided to the company within your first three days of employment. You will also have to complete certain other standard company forms and documents.

If accepted and agreed upon, please sign both copies of the offer letter, retaining one copy for your files and returning the other to GelTex Pharmaceuticals.

Doug, all of us at GelTex are most impressed by you. We are convinced that you could make key contributions to the success and growth of our company. We think that GelTex will be a very exciting place to work over the next few years and we would like you to join us in that excitement.

Sincerely,



/s/ Mark Skaletsky
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Mark Skaletsky
President and CEO


Accepted by:




/s/ Douglas Reed
---------------------
Douglas Reed, M.D.

Date: Sept. 8, 1998